Exhibit 3.47

COMPANY AGREEMENT

OF

SCS MATERIALS, LLC

This Company Agreement (the “Agreement”) of SCS Materials, LLC (the “Company”) is made and entered into as of June 19, 2014 by RK Hall, LLC, a Delaware limited liability company, as the sole member (the “Member”) of the Company.

WHEREAS, in order to convert from a Texas limited partnership to a Texas limited liability company, formed pursuant to and in accordance with the TBOC, SCS Materials, L.P. filed a Certificate of Conversion and Certificate of Formation with the Secretary of State of the State of Texas on the date hereof.

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Formation. Subject to the provisions of this Agreement, the Member has formed the Company as a limited liability company pursuant to the TBOC. Except as expressly provided herein, the rights and obligations of the Member and the administration, operations and termination of the Company shall be governed by the TBOC. The Member is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

1.2 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “SCS Materials, LLC.” Subject to the requirements of the TBOC, the Member may change the name of the Company at any time and from time to time by filing with the Texas Secretary of State a Certificate of Amendment to that effect.

1.3 Term. The Company’s existence shall begin upon the filing of the Certificate with the Texas Secretary of State and shall continue until the occurrence of an event requiring the winding up of the Company in accordance with Section 9.1. The Company shall not commence or engage in any business until the filing of the Certificate, other than matters necessary or incidental to the formation of the Company.

1.4 Registered Agent and Registered Office; Principal Office; Address of the Member.

(a) Registered Agent and Registered Office. The registered office of the Company shall be as set forth in the Certificate, and the registered agent for service of process on the Company at such registered office shall be as set forth in the Certificate, or such other registered office or registered agent as the Member may from time to time designate by filing with the Texas Secretary of State a Certificate of Amendment.

(b) Principal Office. The principal office of the Company shall be at such place as the Member may from time to time designate. The Company may maintain offices at such other place or places as the Member deems advisable.

(c) Address of the Member. The address of the Member is 1550 Wynkoop, 3rd Floor, Denver, CO 80202.

1.5 State Law Limited Liability Company. The Member intends that the Company be treated as a limited liability company in accordance with the TBOC for all purposes under state law. The Company is not a sole proprietorship, joint venture or partnership, and this Agreement shall not be construed to provide otherwise.

1.6 Fiscal Year. The fiscal year of the Company shall end on the last Saturday of each calendar year or on such other date as the Member may from time to time designate. The Company shall have the same fiscal year for income tax purposes and for accounting purposes.

ARTICLE II

DEFINITIONS

The following definitions shall apply to the terms used in this Agreement, unless otherwise clearly indicated to the contrary in this Agreement:

“Capital Account” means the capital account maintained for the Member pursuant to Section 4.2.

“Capital Contribution” means any cash or other property contributed by the Member to the Company pursuant to this Agreement.

“Certificate” means the Certificate of Formation for the Company filed with the Texas Secretary of State, as such Certificate may be amended or restated from time to time.

“Certificate of Amendment” means a Certificate of Amendment filed with the Texas Secretary of State amending the Certificate in accordance with the provisions for filing a certificate of amendment under the TBOC.

“Tax Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Losses” means the deductions, items of deductions, losses and credits of the Company determined in accordance with accounting principles consistently applied from year to year.

“Membership Interest” means the interest of the Member in the Company, including the Member’s Capital Account and the Member’s rights to all of the Profits and Losses of the Company, and to receive distributions (liquidating or otherwise) from the Company.

“Person” means an individual or a corporation, partnership, limited liability company, business trust, trust, association, or other organization, estate, government or governmental subdivision or agency, or other legal entity.

“Profits” means the income and gain of the Company determined in accordance with accounting principles consistently applied from year to year.

“Property” means all of the real and personal property owned by the Company, whether tangible or intangible, and any interest in such property.

“TBOC” means the Texas Business Organizations Code, as it may be amended from time to time, and any successor to such law.

ARTICLE III

PURPOSES AND POWERS

3.1 Purposes. The purpose for which the Company is formed is for any and all lawful purposes for which a limited liability company may be formed under the TBOC.

3.2 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by the TBOC, and all powers necessary, convenient or incidental to accomplish its purposes.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1 Capital Contributions. The Member will, in its sole and absolute discretion, make Capital Contributions in such amounts as it deems necessary. The Member has no obligation and shall not be required to make any Capital Contributions or loans to the Company.

4.2 Capital Account. A Capital Account may be established and maintained for the Member in accordance with accounting principles selected by the Member and consistently applied.

4.3 Negative Capital Account. The Member will not at any time have any liability to the Company for any negative balance in its Capital Account.

4.4 Limited Liability of the Member. The Member shall not be liable for the debts, obligations or liabilities of the Company, including a debt, obligation or liability under a judgment, decree, or order of a court. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the TBOC or this Agreement shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocation of Profits and Losses. All Profits and Losses of the Company will be allocated entirely to the Member. Any credit available for federal income tax or other tax purposes will belong entirely to the Member.

5.2 Distributions. Distributions of cash, or of Property in kind, shall be made by the Company to the Member at such times as the Member may approve. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the TBOC or other applicable law.

5.3 Distributions on Termination. Upon the winding up and termination of the Company, its assets will be distributed in the manner prescribed in Article IX.

ARTICLE VI

MANAGEMENT

6.1 Designation and Authority of Member. The Member shall conduct, direct and exercise full control over all activities of the Company. All management powers over the business and affairs of the Company shall be vested in the Member. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

6.2 Other Business Opportunities.

The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including, without limitation, businesses that may compete with the Company. Neither the Member or any person or entity affiliated with the Member shall be required to present any such business opportunity or venture to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by it. Neither the Company nor any person or entity affiliated with the Company shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section shall apply to the Member solely in its capacity as member of the Company and shall not be deemed to modify any contract or arrangement, including, without limitation, any noncompete provisions, otherwise agreed to by the Company and the Member.

6.3 Officers.

The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a limited liability company formed under the TBOC, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. The names of the Officers of the Company from and after the date of this Agreement until removal, replacement or resignation are as set forth below.

Name	Title

Robert Hall	President

Michael Brady	Vice President

Lane Bybee	Vice President

Chase Vernieuw	Vice President

Lex Huie	Vice President and Treasurer

Anne Benedict	Secretary

Anthony Keenan	Assistant Secretary

Jennifer Rose	Assistant Treasurer

6.4 Indemnification. The Company may indemnify any person who was or is a party defendant or is threatened to be made a party defendant, in any pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was the Member of the Company, an employee or agent of the Company, or is or was serving at the request of the Company, for expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, to the fullest extent provided by law.

ARTICLE VII

ACCOUNTING AND TAX MATTERS

7.1 Records and Accounting. The Member shall keep or cause to be kept appropriate books and records of account with respect to the Company’s business and any other documents required by the TBOC.

ARTICLE VIII

TRANSFERS OF MEMBERSHIP INTERESTS

8.1 Member. The Member shall own and have all rights in and to the entire Membership Interest and the entire initial Capital Account balance of the Company.

8.2 Restrictions on the Disposition of a Membership Interest. There are no limitations on the Member’s right to sell, transfer, encumber or assign all or any part of his Membership Interest in the Company. Any sale, transfer or assignment of the Member’s Membership interest shall be effective only on the admission of the transferee or assignee as a member of the Company as provided by the TBOC.

ARTICLE IX

WINDING UP AND TERMINATION

9.1 Winding Up. Winding up of the Company is required upon the first to occur of any of the following:

(a) an election to dissolve the Company by the Member; or

(b) any other event that, under the TBOC, would require the winding up or termination of the Company.

9.2 Effect of Winding Up. Upon the occurrence of an event requiring winding up of the Company, the Company will cease to carry on its business, except insofar as may be necessary for the winding up of its business, and the assets of the Company will be determined and valued effective as of the day on which the event occurs that results in such dissolution. The Company will terminate only after there has been a winding up of the Company’s business and affairs and the assets of the Company have been liquidated and distributed as provided in this Agreement. Upon the occurrence of an event requiring winding up of the Company, the Company will cause prior written notice of its intention to dissolve to be mailed to each known creditor of and claimant against the Company to the extent and in the manner required by the TBOC.

9.3 Winding Up Procedures.

Upon the dissolution of the Company, the Company will: (a) proceed to collect its assets; (b) apply and distribute its Property to discharge, or make adequate provision for the discharge of, all of the Company’s liabilities and obligations; (c) dispose of such of its properties as are not to be distributed in kind to the Member; and (d) perform any other act required to wind up its business and affairs.

9.4 Distribution of Assets Upon Dissolution. In settling the accounts of the Company after its dissolution, the assets of the Company will be applied and distributed in the manner and the priority set forth in section 11.053 of the TBOC.

9.5 Distributions in Kind. Any assets of the Company remaining after the satisfaction of the liabilities of the Company may be distributed in kind to the Member in accordance with the provisions of Section 9.4.

9.6 Filing of Certificate of Termination. When the Company has paid or discharged all liabilities and obligations or made adequate provision for such liabilities, or, in case its Property and assets are not sufficient to satisfy and discharge all of the liabilities and obligations of the Company, when the Company has applied all of its Property and assets to the extent available to its bona fide liabilities and obligations, and distributed all its remaining Property and assets to its Member, a Certificate of Termination (including a certificate from the Texas Comptroller of Public Accounts that all taxes have been paid) will be executed on behalf of the Company by the Member and will be filed with the Texas Secretary of State, and the Member will execute, acknowledge and file any and all other instruments necessary or appropriate to terminate the Company.

ARTICLE X

GENERAL PROVISIONS

10.1 Titles and Captions. All article and section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend, or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

10.2 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

10.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

10.4 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.5 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

10.6 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law that would apply any other law. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate, or (b) any provision of the TBOC that may not be waived or modified by this Agreement, such provisions of the Certificate or the TBOC shall control.

10.7 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

RK HALL, LLC, sole member

By:	/s/ Anne Benedict

Name:	Anne Benedict
Title:	Secretary

[Signature Page – Company Agreement]